EXHIBIT 11


                        National Presto Industries, Inc.
                                   Exhibit 11

The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               First Quarter
                                                               -------------
                                                           1998            1997
                                                           ----            ----
Net Earnings (1)                                         $ 2,810         $ 2,579
                                                          ======================

Weighted average common shares outstanding (2)             7,355           7,353

Common share equivalents relating to stock options             1               1

Adjusted common and common equivalent                     ----------------------
   shares for computation (3)                              7,356           7,354
                                                          ======================

Net earnings per share:
     Basic (1/2)                                          $ 0.38          $ 0.35
                                                          ======================
     Diluted (1/3)                                        $ 0.38          $ 0.35
                                                          ======================